Exhibit 99.1

Filed by Mitel Networks Corporation

(Commission File No. 001-34699)

Pursuant to Rule 425 under the Securities Act of 1933, as amended and deemed filed pursuant to Rule 14a-12

of the Securities Exchange Act of 1934, as amended

Subject Company: ShoreTel, Inc.

(Commission File No. 001-33506)

NEWS RELEASE

Mitel increases proposal to acquire ShoreTel to $8.50 per share in cash and stock

Represents a 31% premium to ShoreTel’s unaffected share price on October 17, 2014, and 38%

premium to enterprise value

OTTAWA, Ontario – November 10, 2014 (GLOBE NEWSWIRE) – In an effort to advance discussions, Mitel® (Nasdaq:MITL) (TSX:MNW) has increased its proposal to acquire all of the outstanding shares of ShoreTel (Nasdaq:SHOR) common stock to $8.50 per share in cash and stock, representing a total equity value of approximately $574 million. Mitel proposes to deliver to ShoreTel shareholders $8.10 per share in cash and $.40 per share in Mitel common shares, or approximately 2.72 million shares. This increased proposal represents a 31% premium to ShoreTel’s unaffected stock price on October 17, 2014, and a 38% premium to ShoreTel’s enterprise value.

The increased proposal was extended to ShoreTel’s Board of Directors today in a letter from Mitel’s President and CEO, Richard McBee.

“We continue to believe that the combination of our two companies offers a compelling opportunity to add sustained value to both organizations, and to solidify our combined leadership position in a highly competitive and rapidly consolidating market,” said Mr. McBee. “In addition to the obvious benefit of an immediate and significant premium for ShoreTel shareholders, a combination of our two companies would create far superior value than could reasonably be obtained by ShoreTel as a standalone entity.”

The full text of the letter is set forth below. The proposal remains open until 5:00 p.m. Eastern Standard Time on November 20, 2014.

November 10, 2014

ShoreTel, Inc.

960 Stewart Drive

Sunnyvale, CA 94085

Attention:	Mr. Charles Kissner
Chairman of the Board of Directors

Re: Mitel Increased Proposal

Dear Chuck:

I am disappointed that your Board of Directors has rejected our proposal, and further disappointed by the lack of engagement and your refusal to even discuss a potential transaction on behalf of ShoreTel’s shareholders.

We continue to believe that the combination of our two companies offers a compelling opportunity to add sustained value to both organizations, and would solidify our combined leadership position in a highly competitive and rapidly consolidating market. A review of recent cloud market share and growth rankings demonstrates the significant challenges ShoreTel faces as a standalone company. Our proposal, on the other hand, brings both an immediate and significant premium to your shareholders plus the opportunity for them to participate in the upside that would be created by a combination of our two companies.

While you have decided not to engage with us directly, we have had discussions with a number of your largest shareholders regarding our acquisition proposal. They support the logic and understand the benefits of a combination of our two companies, indicating an interest in participating in the upside of a combined organization.

Specifically, your shareholders identified three key value drivers that they feel are most critical to realizing the potential value of ShoreTel stock and which we believe a combination with Mitel would deliver — cloud growth, recurring revenue and operational efficiency – each of which I have addressed below in greater detail.

Create the industry’s fastest growing cloud business with #1 market share by revenue and #2 market share by recurring cloud seats

•	Currently, based on Synergy Research’s latest ranking, ShoreTel is the #5 player in the cloud based telephony market, with the competition continuing to extend their lead. Combining with Mitel, the #4 player, would create the clear #1 global market share leader based on the total number of installed cloud seats, with over $45 million of recurring cloud revenue per quarter.

•	The combined organization would have the second largest cloud recurring revenue customer base in the world with over 400,000 installed recurring cloud seats, including 245,000 from Mitel and 160,500 from ShoreTel. In addition to the public cloud position, Mitel brings over 600,000 private cloud seats, growing over 70% YoY.

•	Based on the rate at which cloud seats are being added quarterly, combining Mitel’s 49,000 and ShoreTel’s 9,000 net new recurring revenue cloud seats (in each company’s most recently reported quarter) would catapult the combined entity into the fastest growing cloud business.

Achieve ~$450million in annual recurring revenue

•	In the most recent quarter, recurring revenue on an annualized basis accounted for $310 million for Mitel and $142 million for ShoreTel. Combining our two companies would be the single most effective means of creating scale and driving meaningful recurring revenue.

Deliver significant near-term operational and execution efficiencies

•	ShoreTel is challenged to deliver meaningful profitability while executing on its strategy. Given our proven track record of integrating and extracting operational efficiencies in past transactions, Mitel is confident in bringing the benefits of a combined $1.5 billion, global organization to our respective customers, employees and shareholders.

•	Mitel has an established track record of ongoing innovation and industry firsts. With one of the industry’s largest portfolio and with approximately 1800 patents and applications, Mitel’s technical expertise in cloud, premise, and hybrid solutions offers ShoreTel’s research and development program significant opportunities to accelerate their time to market.

Given all of the points outlined above and our firm belief in the proposed transaction, we are increasing our proposal to $8.50 per share. Further, to address the significant interest from your shareholders to participate in the potential upside of this transaction, approximately $0.40 per share of the above consideration would be delivered in Mitel stock. This represents a 31% premium to ShoreTel’s unaffected price of $6.51 on October 17, and a 38% premium to enterprise value. Should you be willing to engage with us, we are confident that we could find a transaction structure that achieves your shareholders’ objectives to realize an attractive and certain premium on their investment and participate in the benefits of a combined organization.

We are increasing our proposal without having had the benefit of any additional due diligence. We trust this further demonstrates our conviction in a transaction and encourages you, your Board and your management team, to sit down with us to move toward a negotiated transaction.

As before, we intend for this proposal to remain open until 5:00 p.m. Eastern Standard Time on November 20, 2014.

We look forward to receiving a positive response from you shortly and, as we have said before, stand ready to meet with you and your team to discuss next steps.

Sincerely,

/s/ Richard D. McBee
Richard D. McBee President and CEO

cc: Don Joos, CEO, ShoreTel

About Mitel

Powering more than 2 billion connections every day, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses connect, collaborate and take care of their customers. That includes more than 33 million cloud connections daily, making Mitel the world’s fastest growing provider of cloud communications. Our business communications experts serve more than 60 million users with over 2500 channel partners in more than 100 countries. We have #1 market share in EMEA and have been identified by top industry analyst firms as a business communications leader. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Forward Looking Statements

Some of the statements in this press release, including with respect to the proposal to acquire ShoreTel and the benefits of a potential transaction, are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel, or persons acting on its behalf, and are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause results of operations to differ include the Mitel’s ability to achieve or sustain profitability in the future since its acquisition of Aastra; fluctuations in the quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions, particularly in connection with the Ukraine and the Middle East; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; the ability to successfully integrate the acquisition of Aastra and realize certain synergies; and, our ability to implement and achieve our business strategies successfully. Additional risks are described under the heading “Risk Factors” in Mitel’s Transition Report on Form 10-K for the eight month period ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014. Forward-looking statements speak only as of the date they are made. Except as required by law, we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a business combination transaction with ShoreTel proposed by Mitel, which may become the subject of a registration statement filed with the U.S. Securities and Exchange Commission (“SEC”). This material is not a substitute for any proxy statement/prospectus Mitel would file with the SEC regarding the proposed transaction if a negotiated transaction is agreed between Mitel and ShoreTel or for any other document that Mitel may file with the SEC and send to ShoreTel’s stockholders in connection with the proposed transaction. No tender or exchange offer for the shares of ShoreTel has commenced at this time. In connection with the proposed transaction, Mitel may file tender or exchange offer documents with the SEC, including a registration statement. Any definitive tender or exchange offer documents will be mailed to stockholders of ShoreTel. In connection with the proposed transaction, Mitel may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of ShoreTel. INVESTORS AND SECURITY HOLDERS OF SHORETEL ARE URGED TO READ THESE AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Mitel through the web site maintained by the SEC at http://www.sec.gov.

Certain Information Regarding Participants

Mitel and certain of its respective directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Mitel’s directors and executive officers in Mitel’s Transition Report on Form 10-K for the transition period ended December 31, 2013, which was filed with the SEC on March 31, 2014, and its management information circular for the 2014 Annual Meeting, which was filed with the SEC on April 4, 2014. These documents can be obtained free of charge through the web site maintained by the SEC at http://www.sec.gov. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, would also be included in any proxy statement and other relevant materials that may be filed with the SEC if and when they become available.

Mitel is the registered trademark of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

MITL-F

Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy.macleod@mitel.com

Cynthia Navarro (industry analysts), 469-574-8113, cynthia.navarro@mitel.com

Michael McCarthy (investor relations), 469-574-8134, michael.maccarthy@mitel.com